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                                                                    EXHIBIT 5.4


                      Carlsmith Ball Wichman Case & Ichiki
                       555 South Flower Street, 25th Floor
                       Los Angeles, California 90071-2326
                            Telephone: (213)955-1200
                               Fax: (213) 683-0032




                                                     February 10, 1997



Freedom Chemical Company
Mellon Center, Suite 3500
1735 Market Street
Philadelphia, PA  19103

                           Re:      Freedom Chemical Company
                                    Registration Statement on Form S-1

Dear Ladies and Gentlemen:

                  We have acted as special Guam counsel to Kalama
Foreign Sales Corporation, a corporation organized under the laws of Guam ("Kalama Foreign Sales"), in connection with the public offering of $125,000,000 aggregate prin-cipal amount of 10 5/8% Senior Subordinated Notes due
2006 (the "New Notes") of Freedom Chemical Company, a
Delaware corporation (the "Company"), which will be guaranteed, on a senior subordinated basis pursuant to the guarantees (the "Guarantees" and, together with the New Notes, the "New Securities") by Kalama Foreign Sales,
Freedom Textile Chemicals Co., a Delaware corporation
("Freedom Textile"), Hilton Davis Chemical Co., a Dela-ware corporation ("Hilton Davis"), FCC Acquisition Corp., a Delaware corporation ("FCC Acquisition"), Freedom
Textile Chemical Company (South Carolina), Inc., a Dela-ware corporation (collectively with Freedom Textile, Hilton Davis and FCC Acquisition, the "Delaware Subsid-iaries"), Kalama Chemical, Inc., a Washington corporation
("Kalama"), Kalama Specialty Chemicals, Inc., a Washing-ton corporation (collectively with Kalama, the "Washing-ton Subsidiaries") and Freedom Chemical Diamalt GmbH, a corporation organized under the laws of the Federal
Republic of Germany, (collectively with Kalama Foreign
Sales, the Delaware Subsidiaries and the Washington
Subsidiaries, the "Guarantors"). The New Securities are to be issued pursuant to an exchange offer (the "Exchange

Offer") in exchange for a like principal amount of the


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Freedom Chemical Company
February 10, 1997
Page 2

issued and outstanding 10 5/8% Senior Subordinated Notes due 2006 of the Company (the "Old Securities") under an Indenture dated as of October 15, 1996 (the "Indenture"), by and among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement dated October 17, 1996
(the "Registration Rights Agreement"), by and among the Company, the Guarantors and Merrill Lynch & Co., Merrill
Lynch, Pierce, Fenner & Smith Incorporated, Schroder
Wertheim & Co. Incorporated and Smith Barney Inc.

                  This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In our role as special Guam counsel for Kalama
Foreign Sales, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                  1. Amendment No. 4 to the Registration State-ment on Form S-1 (File No. 33-84778) as filed with the Securities and Exchange Commission (the "Commission") on
February 10, 1997 (such Amendment to the Registration
Statement being hereafter referred to as the "Registra-tion Statement");

                  2.       an executed copy of the Registration
Rights Agreement;

                  3.       an executed copy of the Indenture;

                  4. the Articles of Incorporation of Kalama Foreign Sales, as presently in effect;

                  5.       the Bylaws of Kalama Foreign Sales, as
presently in effect;

                  6. certain resolutions adopted by the Board of Directors of Kalama Foreign Sales, relating to, among other matters, the issuance of the Guarantees by Kalama
Foreign Sales;

                  7.       the Form T-1 of the Trustees filed as an

exhibit to the Registration Statement; and

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Freedom Chemical Company
February 10, 1997
Page 3


                  8. the form of the New Notes and the Guaran-tees. The Guarantee of Kalama Foreign Sales is referred to herein as the "Kalama Foreign Sales Guarantee."

                  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate in our professional judgment as a basis for the opinion set forth below.

                  This opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord
(the "Accord") of the American Bar Association Section of
Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, as well as certain other limitations, qualifications and exceptions expressed herein. This opinion should be read in con-junction with the Accord which is specifically incorpo-rated herein by reference.

                  In rendering this opinion we have assumed, with your permission and without having made any independent investigation of the facts: (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents; (ii) that all parties other than Kalama
Foreign Sales have the power, corporate or otherwise, to enter into and perform all obligations under all docu-ments we have examined in connection with this opinion
(the "Examined Documents"); (iii) that all the Examined
Documents have been duly authorized, executed and deliv-ered by, and each of them constitutes the legally valid and binding obligations of, such other parties, as appli-cable, enforceable against such other parties in accor-dance with their respective terms; (iv) that the resolu-tions of the Board of Directors of Kalama Foreign Sales in connection with the Purchase Agreement dated October
10, 1996 by and among the Company, the Washington Subsid-iaries, the Delaware Subsidiaries, Diamalt and Kalama
Foreign Sales and the sale of the Old Securities have not

been rescinded and revoked; and (v) that all material

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Freedom Chemical Company
February 10, 1997
Page 4

factual matters, including, without limitation, represen-tations and warranties, contained in the Examined Docu-ments are true and correct as set forth therein.

                  In addition, we have assumed, with your permis-sion and without having made any independent investiga-tion of the facts: (i) that the execution, delivery and performance of the Indenture, including the Kalama For-eign Sales Guarantee under the Indenture, by Kalama
Foreign Sales will not violate any provisions of the laws of the State of New York, (ii) the validity, binding effect and enforceability of the Indenture and the Kalama
Foreign Sales Guarantee under the laws of such State, and
(iii) that the laws of such State will not affect any of the conclusions stated herein. We have further assumed that neither the execution and delivery by Kalama Foreign
Sales of the Indenture, including the Kalama Foreign
Sales Guarantee under the Indenture, nor the performance of Kalama Foreign Sales of its obligations thereunder, contravenes or conflicts with (i) any agreement or in-strument to which it is a party or by which its proper-ties or assets are bound, or (ii) any judicial or admin-istrative judgment, injunction, order or decree that is binding upon it or its properties or assets. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representa-tions of directors, officers and other representatives of Kalama Foreign Sales and others.

                  The law covered by the opinion expressed herein is limited to the federal statutory law of the United
States, and statutes, judicial decisions and administra-tive decisions of the Territory of Guam. The opinion expressed herein is based on an analysis of existing laws, regulations, rulings and court decisions, and covers certain matters not directly addressed by such authorities. Such opinion may be affected by actions taken or omitted or events occurring after the date hereof. We have not undertaken to determine, or to inform any person, whether any such actions or events are taken or do occur.

                  We bring to your attention that any provision of the Examined Documents or any underlying or related agreements providing that certain calculations and/or


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Freedom Chemical Company
February 10, 1997
Page 5

certifications and/or determinations will be conclusive and binding, will not be effective if the same are fraud-ulent or erroneous on their face and will not necessarily prevent judicial inquiry into the merits of any claim by an agreed party with respect thereto.

                  We did not prepare in whole or in part, or participate in the preparation of, any of the Examined Documents (other than items 4, 5 and 6 in the list of Examined Documents) and, except as otherwise expressly stated herein, we have conducted no independent investi-gation with respect to, nor do we express any opinion with respect to, the accuracy of any of the statements contained in the Registration Statement or the Prospectus which is part thereof. Accordingly, we are not passing upon and do not assume any responsibility for the accura-cy, completeness or fairness of any of the statements contained in the Registration Statement or the prospectus contained therein.

                  We have assumed that the parties to the Exam-ined Documents, other than Kalama Foreign Sales, are in compliance with all applicable licensing laws and hold, or will hold, any necessary or appropriate licenses as may be applicable to each of them or their affairs (if any) within the Territory of Guam for purposes of en-forcement of the Kalama Foreign Sales Guarantee in the courts and any governmental agencies and authorities of the Territory of Guam.

                  We note that the Indenture is by its terms governed by the laws of the State of New York. We are not admitted to practice in the State of New York, and accordingly, express no opinion as to the laws of such State. We express no opinion as to the enforceability of such choice of law. Our opinion should be understood to be limited to the effect to be given to the Kalama For-eign Sales Guarantee under the internal laws of the Territory of Guam, if a court were to apply such law notwithstanding the parties' choice of other law.

                  We also call your attention to the fact that William C. Williams, a director and executive officer of Kalama Foreign Sales, is also a partner in our law firm.


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Freedom Chemical Company
February 10, 1997
Page 6

                  Based upon and subject to the foregoing, all General Qualifications contained in the Accord, and the further limitations, assumptions, qualifications and exceptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Securities have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Securities surrendered in exchange therefor in accordance with the terms of the Exchange
Offer, the Kalama Foreign Sales Guarantee will constitute the valid and binding obligation of Kalama Foreign Sales, enforceable against Kalama Foreign Sales in accordance with its terms.

                  The opinion set forth above is further quali-fied as follows:

                  A. In rendering the opinion expressed in this letter, we express no opinion with respect to: (i) any provisions in the Indenture pertaining to jurisdiction or venue or (ii) any other provisions in the Indenture insofar as such provisions purport (A) to establish evidentiary standards or conclusive presumptions as to factual matters, (B) to appoint any person or entity as attorney-in-fact for Kalama Foreign Sales, (C) to require amendments, modifications or waivers of any provisions of the Indenture to be in writing, or (D) to provide that any person or entity (1) may have rights to release, exculpation, indemnity or contribution, (2) may have rights to the payment or reimbursement of attorneys' fees except to the extent that a court determines that such fees are reasonable, (3) may have rights to forfeiture or the payment of any sum as liquidated damages, penalties, late charges or prepayment premiums, (4) may have rights to any increase in any rate of interest upon delinquency in payment or the occurrence of a default (5) may pursue inconsistent or cumulative remedies or (6) waives any right, remedy or defense.

                  B.       We call to your attention that:

                           i)       under the laws of the Territory of
Guam, any provision in an agreement requiring a party to


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Freedom Chemical Company
February 10, 1997
Page 7

pay another party's attorneys' fees and costs in any action to enforce the provisions of such agreement will be construed as being mutual and will be construed so as to entitle all parties who are obligated by or who benefit from the provision to receive reasonable attorney's fees and costs; and

                           ii)      the courts of the
Territory of Guam may consider extrinsic evidence (both oral and written) or circumstances of the Indenture to interpret the terms set forth in the Indenture, regardless of whether or not the language set forth in the Indenture is plain and unambiguous on its face and regardless of any statement by the parties in the Indenture that the Indenture constitutes an integrated expression of the agreement of the parties.


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Freedom Chemical Company
February 10, 1997
Page 8
                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration
Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration
Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                       Very truly yours,



                                       /s/ CARLSMITH BALL WICHMAN
                                             CASE & ICHIKI